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                                                                     EXHIBIT 10Z


                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT is made this 9th day of June, 1996, by and between Computer Network Technology Corporation, a Minnesota corporation ("CNT"), and Thomas G. Hudson, an individual ("Executive").

          A. CNT wishes to secure Executive's services as an employee, under the terms hereof; and

          B.  Executive wishes to provide such services to CNT.

          NOW THEREFORE, in consideration of the premises and of the mutual covenants and undertakings stated herein, Executive and CNT agree as follows:

          1. Duties and Powers of Executive. CNT shall employ Executive as, and Executive shall serve as, President and Chief Executive Officer of CNT. Executive shall have all duties customarily associated with the office of President and Chief Executive Officer of a business of the kind conducted by CNT, shall have primary management responsibility for CNT, and shall perform such other duties consistent with the position of President and Chief Executive Officer as may be specified by the Board of Directors of CNT (the "Board"), to whom Executive shall report. Executive shall devote full time to Executive's duties under this Agreement and shall not accept other employment or engage in other material business activity, except as approved in writing by the Board. Executive's employment with CNT shall commence on July 1st, 1996, or as may be otherwise agreed upon by the Board and Executive.

          2. Compensation. (a) While Executive is employed by CNT under this Agreement, CNT shall pay to Executive a base salary at a rate of $250,000 per year, or such greater amount as the Board in its discretion may from time to time determine, payable in accordance with CNT's standard payroll practices in effect from time to time.

          (b) CNT shall pay to Executive a hiring bonus in the amount of $100,000, $25,000 of which shall be payable within 15 days after Executive's first day of employment and $75,000 of which shall be payable within 30 days after Executive relocates his household to the Minneapolis metropolitan area.

          (c) While Executive is employed by CNT under this Agreement, Executive shall participate in the Leadership Program of CNT's Success Sharing Bonus Plan in effect from time to time under the terms and conditions set forth in this
Section 2(c). The percentage of Executive's eligible compensation subject to multiplication by the CNT Performance Factor shall be 60.

          (i) From July 1, 1996 through December 31, 1996, CNT shall pay to Executive the sum of $12,500 per calendar month as a nonrecoverable minimum payment under CNT's Success Sharing Bonus Plan. Executive's Success Sharing Bonus for 1996 shall be based on CNT's

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                 performance from July 1, 1996 through December 31, 1996 as compared with CNT's performance during the period from July 1, 1995 through December 31, 1995. If, after application of the foregoing principles, Executive's Success Sharing Bonus for 1996 would be in excess of $75,000 (the total minimum payments made to Executive from July 1, 1996 through December 31, 1996), CNT shall pay to Executive the amount of such excess when annual 1996 Success Sharing Bonuses are paid to other participants in the Leadership Program. If, after application of the foregoing principles, Executive's Success Sharing Bonus for 1996 would be $75,000 or less, Executive shall be entitled to retain all amounts paid under this Section 2(c)(i), but Executive shall not receive any additional Success Sharing Bonus for 1996.

          (ii) For calendar year 1997, CNT shall pay to Executive the sum of $12,500 per calendar month as a nonrecoverable minimum payment under CNT's Success Sharing Bonus Plan. Executive's Success Sharing Bonus for calendar year 1997 shall be based upon CNT's performance for calendar year 1997 as compared with CNT's performance during calendar year 1996. If, after application of the foregoing principles, Executive's Success Sharing Bonus for 1997 would be in excess of $150,000 (the total minimum payments made to Executive during calendar year 1997), CNT shall pay to Executive the amount of such excess when annual 1997 Success Sharing Bonuses are paid to other participants in the Leadership Program. If Executive's Success Sharing Bonus for 1997 would be $150,000 or less, Executive shall be entitled to retain all amounts paid under this Section 2(c)(ii), but Executive shall not receive any additional Success Sharing Bonus for 1997.

          (iii) From January 1, 1998 through June 30, 1998, CNT shall pay to Executive the sum of $12,500 per calendar month as a nonrecoverable minimum payment under CNT's Success Sharing Bonus Plan. Executive's Success Sharing Bonus for January 1, 1998 through June 30, 1998 shall be based on CNT's performance from January 1, 1998 through June 30, 1998 as compared with CNT's performance during the period from January 1, 1997 through June 30, 1997. If, after application of the foregoing principles, Executive's Success Sharing Bonus for January 1, 1998 through June 30, 1998 would be in excess of $75,000 (the total minimum payments made to Executive from January 1, 1998 through June 30, 1998), CNT shall pay to Executive the amount of such excess when second quarter 1998 Success Sharing Bonuses are paid to other participants in the Success Sharing Bonus Plan generally. If, after application of the foregoing principles, Executive's Success Sharing Bonus for January 1, 1998 through June 30, 1998 would be $75,000 or less, Executive shall be entitled to retain all amounts paid under this Section 2(c)(iii), but shall not receive any additional Success Sharing Bonus for the period January 1, 1998 through June 30, 1998.

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          (iv)   For the period July 1, 1998 through December 31, 1998,
                 Executive's Success Sharing Bonus shall be based on CNT's performance from July 1, 1998 through December 31, 1998 as compared with CNT's performance during the period from July 1, 1997 through December 31, 1997; Executive shall not be entitled to any minimum payment for this or succeeding periods. On and after January 1, 1999, Executive shall participate in the Leadership Program of CNT's Success Sharing Bonus Plan on the same basis as other participants; however, in no event shall the percentage of Executive's eligible compensation subject to multiplication by the CNT Performance Factor be less than 60.

          (d) Executive shall be entitled to certain stock options, as follows:

          (i) Executive shall receive a non-qualified option to purchase 500,000 shares of CNT's common stock, which option shall be evidenced by a separate option agreement in customary form. One hundred thousand of such shares shall vest and become immediately exercisable on Executive's first day of employment (the "Base Options"); the remaining 400,000 shares (the "Periodic Options") shall vest at a rate of 8,333 shares on the last day of each of the 47 consecutive calendar months commencing July 1996 and 8,349 shares on the last day of June 2000.

          (ii) Upon the effective date of a "Change of Control," the number of unvested Periodic Options as equals the number of then vested Periodic Options shall become immediately vested and exercisable, provided in no event shall less than 150,000 Periodic Options be vested and exercisable upon a Change in Control. (Consequently, the total minimum number of vested options in the event of a Change of Control, including Base Options and Periodic Options, would be no less than 250,000.)

          (iii) "Change of Control" means: (A) an acquisition (other than directly from CNT) by an individual, entity, or a group (excluding CNT or an employee benefit plan of CNT or a corporation controlled by CNT's shareholders) of 50% or more of CNT's Common Stock or voting securities; or (B) merger, consolidation, or sale of all or substantially all of CNT's assets (collectively, a "Business Combination") other than a Business Combination in which all or substantially all of the stockholders of CNT receive 50% or more of the stock of the company resulting from the Business Combination and at least a majority of the members of the board of directors of the resulting corporation were members of the Board of CNT immediately prior to the Business Combination.

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          (e) CNT shall reimburse Executive for all reasonable expenses associated with the relocation of his household from Wilton, Connecticut to the Minneapolis metropolitan area that are approved in advance by the Chairman of the Board.

          3. Fringe Benefits. While Executive is employed by CNT under this Agreement, CNT shall provide to Executive such insurance and other benefits as are provided from time to time by CNT to its other executives, in accordance with CNT's general benefits practices then in effect, except that Executive shall be entitled to four weeks of Personal Time Off ("PTO") each calendar year (pro-rated for 1996) through December 31, 2000 and thereafter in accordance with CNT's standard PTO policy from time to time.

          4. Term and Termination. Executive's employment by CNT under this Agreement shall end immediately upon:

          (a) receipt by CNT of Executive's resignation (whether written, oral, or in other form),

          (b) written notice from the Board to Executive of termination of Executive's employment, or

          (c)  Executive's death or incapacity,

and the date on which termination is effective shall be the "Termination Date."

          5. Payments Upon Termination. (a) If Executive's employment under this Agreement ends by reason of

          (i)   resignation or abandonment of Executive's employment,

          (ii)  termination by CNT for cause, or

          (iii) Executive's death or incapacity,

then CNT shall pay Executive's base salary through the Termination Date.

          (b) If Executive's employment under this Agreement ends by reason of termination by CNT without cause, then CNT shall continue to pay Executive's base salary and reimburse him for expenses incurred to retain ongoing COBRA benefits, at the rate then in effect, for a period of one year following the Termination Date, provided that if termination occurs upon or within six months after a Change of Control, Executive shall receive an amount equal to one year's base salary, at the rate then in effect, in a lump sum, payable within 30 days after the Termination Date. Termination of Executive's employment by CNT without cause shall include, but shall not be limited to, a termination initiated by Executive within 30 days following the occurrence of a "Change in Employment Terms."

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          (c)    "Termination by CNT for cause" means termination for

          (i) any conviction of Executive, or plea of guilty or no contest by Executive, to a felony, or

          (ii) any act or acts of dishonesty by Executive intended to result in personal enrichment to Executive at the expense of CNT.

          (d)    "Change in Employment Terms" means

          (i) demotion of Executive or any assignment to material duties that are substantially inconsistent with Executive's position and title immediately prior to such assignment,

          (ii)   any reduction of Executive's base salary,

          (iii)  any requirement that Executive relocate,

          (iv) any substantial reduction in benefits and perquisites provided to Executive, or

          (v) any other material change in terms and conditions of Executive's employment.

It is provided, however, that none of the foregoing shall constitute a Change in Employment Terms unless Executive objects thereto by giving written notice to the Board within 30 days after Executive becomes aware of such demotion, assignment, reduction, requirements or other change and CNT fails to correct the same within 30 days following receipt of such notice, in which case a Change in Employment Terms will be deemed to have occurred on the 31st day following the Board's receipt of such notice. A "Change of Control" does not, standing alone, constitute a "Change in Employment Terms."

          (e) "Incapacity" means the inability of Executive to perform Executive's duties under this Agreement by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days. An incapacity period shall be suspended during any period Executive returns to full-time work for a continuous period of at least five business days.

          (f) Upon termination of Executive's employment, the sole obligation of CNT shall be its obligation to make the payments called for by Section 5(a) or Section 5(b) (as the case may be) and CNT shall have no other obligation to Executive under any provision of this

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Agreement or otherwise for stock options, bonuses, or any other type of compensation or benefits, except for any rights that Executive may have under any benefit program of CNT that, by operation of law or the application of contractual terms contained in a stock option or similar agreement, survive termination.

          6.   Certain Covenants of Executive. (a) As used in Section 6 and
Section 7, "CNT" shall include Computer Network Technology Corporation and each corporation, partnership, or other entity that controls Computer Network Technology Corporation, is controlled by Computer Network Technology Corporation, or is under common control with Computer Network Technology Corporation (in each case "control" meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

          (b) While Executive is employed by CNT and until the first anniversary of the Termination Date, Executive will not, directly or indirectly:

          (i) own, operate, invest in, lend money to, be employed by, consult with, provide services to, act as agent, officer, or director for, or acquire or hold any interest in (A) any business that produces or markets, or that is considering producing or marketing, any product or service that competes with a product produced, marketed, or under development by CNT on the Termination Date, or (B) any corporation, partnership, association, or other entity of any nature that owns, operates, or has an interest in any such competing business (except that nothing herein shall prohibit Executive from owning not more than 1% of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange);

          (ii) employ or attempt to employ any director, officer, or employee of CNT, or otherwise interfere with or disrupt any employment relationship (contractual or other) of CNT;

          (iii) solicit, request, advise, or induce any present or potential customer, supplier, or other business contact of CNT to cancel, curtail, or otherwise change its relationship with CNT; or

          (iv) publicly criticize or disparage in any manner or by any means CNT or its management, policies, operations, products, services, practices, or personnel.

          (c) Executive hereby acknowledges and agrees that all non-public information and data of CNT, including without limitation that related to product and service formulation, customers, pricing, sales, and financial results (collectively, "Trade Secrets") are of substantial value to CNT, provide it with a substantial competitive advantage in its business, and are and have been maintained in the strictest confidence as trade secrets. Except as otherwise approved

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by the Chairman of the Board, or as appropriate in the performance of
Executive's duties in the normal course of business, Executive shall not at any time disclose or make accessible to anyone any Trade Secrets.

          (d) Executive acknowledges and agrees that this Section 6 and each provision hereof are reasonable and necessary to ensure that CNT receives the expected benefits of this Agreement and that violation of this Section 6 will harm CNT to such an extent that monetary damages alone would be an inadequate remedy. Consequently, in the event of any violation or threatened violation by Executive of any provision of this Section 6, CNT shall be entitled to an injunction (in addition to all other remedies it may have) restraining Executive from committing or continuing such violation. If any provision or application of this Section 6 is held unlawful or unenforceable in any respect, this Section 6 shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

          (e) Upon termination of Executive's employment for any reason, Executive covenants to resign from the Board effective no later than the Termination Date.

          7. Creations. (a) Executive hereby transfers and assigns to CNT (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented or not) conceived by Executive and all copyrighted or copyrightable matter created by Executive that relates to CNT's business (collectively, "Creations"). Executive shall communicate promptly and disclose to CNT, in such form as CNT may request, all information, details, and data pertaining to each Creation. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by CNT, shall be "work for hire" as defined in 17 U.S.C. (S) 101 and CNT shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

          (b) All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by CNT during Executive's employment (whether or not developed by Executive) to identify CNT's products or services (collectively, the "Marks") and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive's employment by CNT and relating to its business, shall be owned exclusively by CNT. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

          (c) Executive shall execute and deliver to CNT such formal transfers and assignments and such other documents as CNT may request to permit CNT (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect its rights under this Agreement. Any idea, copyrightable matter, or other property relating to CNT's business and disclosed by Executive prior to the first anniversary of the Termination Date shall be deemed to be governed hereby unless proved by Executive to have been first conceived and made after the Termination Date.

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          8.   No Violation of Other Agreements. Executive hereby represents and agrees that neither (a) Executive's entering into this Agreement nor (b) Executive's carrying out the provisions of this Agreement, will violate any other agreement (oral, written, or other) to which Executive is a party or by which Executive is bound.

          9. Successors and Assigns. This Agreement is binding on Executive and on CNT and CNT's successors and assigns, including, without limitation, any corporation or other entity that purchases all or substantially all of the assets of CNT or into which CNT is merged or consolidated. The rights and obligations of CNT under this Agreement may be assigned to a successor. No rights or obligations of Executive under this Agreement may be assigned by Executive to any other person or entity.

          10. Separate Representation. Executive hereby acknowledges that Executive has sought and received independent advice from counsel of Executive's own selection in connection with this Agreement and has not relied to any extent on any officer, director, or shareholder of, or counsel to, CNT in deciding to enter into this Agreement.

          11. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Minnesota.

          12. Severability. Each section and provision of this Agreement shall be considered severable and any invalidity of any provision shall not render invalid or impair to any extent any other section or provision hereof.

          13. Withholding of Taxes, Etc. All payments to Executive under this Agreement are subject to withholding of income and employment taxes and all other amounts required by law.

          14. Indemnification. To the fullest extent permitted by law, CNT shall indemnify Executive and hold him harmless for all acts or decisions made by him in good faith while performing services for CNT, and CNT shall pay all expenses, costs, and fees, including attorney's fees, actually incurred by or on behalf of Executive in connection with any and all legal proceedings, of any kind, including, without limitation, trial and arbitration, as well as the cost of any settlement or judgment.

          If CNT obtains insurance for Directors and Officers, Executive will be included in such insurance policy.

          15. Miscellaneous. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice under this Agreement. All notices shall be deemed given on the date on which

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delivered or, if mailed, on the date postmarked. This Agreement contains the entire understanding of the parties hereto with respect to the employment of Executive by CNT, and no provision hereof may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by both parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies under this Agreement shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies under this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.


THOMAS G. HUDSON                            COMPUTER NETWORK
                                            TECHNOLOGY CORPORATION

/s/ Thomas G. Hudson                        /s/ John A. Rollwagen
- ----------------------                      -----------------------------
                                            By John A. Rollwagen,
                                               Chairman of the Board

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[LETTERHEAD]


June 20, 1996




Mr. Thomas G. Hudson
68 St. John's Road
Wilton, CT  06897

Dear Tom:

As compensation for time spent visiting with our employees on June 17, 1996, CNT hereby agrees to amend your employment start date to June 28, 1996. If you are in agreement with this change, please sign below and return this page to John Brintnall.

Very truly yours,

/s/ John A. Rollwagen

John A. Rollwagen
Chairman of the Board



/s/ Thomas G. Hudson
- ------------------------------
Agreed to by Thomas G. Hudson